Exhibit 99.1

The First Bancshares, Inc. Reports 2013 Earnings and Declaration of Dividend

HATTIESBURG, Miss.--(BUSINESS WIRE)--February 4, 2014--The First Bancshares, Inc. (NASDAQ: FBMS), holding company for The First, A National Banking Association, (www.thefirstbank.com) today reported earnings for the fourth quarter and fiscal year ended December 31, 2013. The First Bancshares, Inc. also announced a quarterly dividend of $.0375 per common share. The record date will be February 14, 2014 with a payable date of March 3, 2014.

Net income available to common stockholders for the three months ended December 31, 2013 amounted to $1,392,000, or $0.27 per diluted share, compared to $1,062,000, or $0.34 per diluted share for the same quarter in 2012, an increase of $330,000 or 31.1% in net income available to common stockholders.

Net income available to common stockholders for the year ended December 31, 2013 amounted to $4,215,000, or $0.96 per diluted share, compared to $3,624,000, or $1.16 per diluted share for the same period in 2012, an increase of $591,000 or 16.3% in net income available to common stockholders. Net income available to common stockholders exclusive of one-time items for the twelve months ended December 31, 2013 was $4,878,000, or $1.12 per diluted share, a 35.0% increase in net income available to common stockholders over the same period in 2012.

M. Ray “Hoppy” Cole, President & Chief Executive Officer, commented, “We are pleased with the results of 2013. We were successful in growing our Company, increasing our presence in existing markets and opening up new markets for further expansion. Our growth was both organic and acquisitive as we completed the acquisition of The First National Bank of Baldwin County during the year. Total assets increased 30.4% in 2013 and net income to common shareholders increased 16.3% year over year which included $1,439,000 of one-time pretax charges associated with the acquisition. We are excited about the opportunities throughout our footprint, which we believe will continue to create value for our shareholders.”

Balance Sheet Highlights

Total assets for the Company totaled $940.9 million at December 31, 2013, a decrease of $11.0 million compared with September 30, 2013. The decrease during the fourth quarter of 2013 was attributable to a decline in the Company’s deposit balances associated with seasonal fluctuations and a reduction in high cost funds acquired through acquisition.

December 31, 2013 loans outstanding increased by $10.8 million, or approximately 8% on an annualized basis, compared with September 30, 2013, and increased $169.6 million, or 41.0%, compared to December 31, 2012 total loans outstanding. Loans of $124.2 million were acquired from First National Bank of Baldwin County on April 30, 2013. The remaining increase in loans of $45.4 million was broad based across all categories and throughout the Company’s market area.

End of Period Loan Balances	12/31/13	09/30/13	12/31/12
(dollars in thousands)
Loans held for sale	$3,680	$1,399	$5,585
Commercial	81,792	79,094	53,234
Real Estate:
Mortgage-commercial	212,388	198,123	142,046
Mortgage-residential	202,343	211,494	140,703
Construction	67,287	66,745	57,529
Consumer and other	15,813	15,658	14,600
	$583,303	$572,513	$413,697

Non-performing assets totaled $10.3 million at December 31, 2013 compared to $10.4 million of non-performing assets at September 30, 2013 and $12.5 million at December 31, 2012. Non-performing assets represented 1.09% of total assets at December 31, 2013 compared to 1.09% of total assets at September 30, 2013, and compared to 1.73% at December 31, 2012. Non-performing loans totaled $3.3 million at December 31, 2013 compared to $3.2 million at September 30, 2013 and compared to $3.7 million of non-performing loans at December 31, 2012. Non-performing loans represented 0.57% of total loans at December 31, 2013 compared with 0.55% of total outstanding loans at September 30, 2013 and 0.91% of total loans outstanding at December 31, 2012.

Non-Performing Assets	12/31/13	09/30/13	12/31/12
(dollars in thousands)
Non-Accrual Loans	$3,181	$2,681	$3,589
Past Due Loans (90 days or more)	159	471	158
Total Non-Performing Loans	3,340	3,152	3,747
Non-Accrual Securities	1,950	1,950	1,950
Other Real Estate	5,010	5,292	6,782
Total Non-Performing Assets	$10,300	$10,394	$12,479

The Company’s allowance for loan losses totaled $5.7 million at December 31, 2013 representing an increase of $56,000, or 3.9% on an annualized basis, from September 30, 2013 and an increase of $1,001,000, or 21.2%, from December 31, 2012. The allowance for loan losses represented 0.98% of period-end loans at December 31, 2013 compared with 0.99% of period-end loans at September 30, 2013 and 1.14% of period-end loans at December 31, 2012. Under acquisition accounting treatment, loans acquired are recorded at fair value which includes a credit risk component, and therefore the allowance on loans acquired is not carried over from the seller. The allowance for loan losses represented 1.21% of period end loans excluding those booked at fair value at December 31, 2013 compared with 1.26% at September 30, 2013 and 1.20% at December 31, 2012.

Total deposits decreased $34.0 million or 16.7% on an annualized basis, as of December 31, 2013 compared with September 30, 2013 total deposits and increased by approximately $183.3 million or 30.7% compared with December 31, 2012. Deposits of $185.8 million were acquired from First National Bank of Baldwin County on April 30, 2013.

End of Period Deposit Balances	12/31/13	09/30/13	12/31/12
(dollars in thousands)
Non-interest-bearing Demand Deposits	$173,794	$169,001	$109,624
IB Demand, Savings, and MMDA Accounts	403,190	434,449	326,067
Time Deposits < $100,000	85,880	88,907	69,115
Time Deposits > $100,000	117,107	121,608	91,821
	$779,971	$813,965	$596,627

Results of Operations Highlights – Quarter ended September 30, 2013

Net income available to common stockholders for the quarter ended December 31, 2013 totaled $1,392,000 or $0.27 per diluted share, an increase of $330,000 or 31.1% from the fourth quarter of 2012 net income available to common stockholders of $1,062,000 or $0.34 per diluted share.

During the quarter ended December 31, 2013, net interest income totaled $7,766,000 representing an increase of $1,996,000, or 34.6%, compared with the quarter ended December 31, 2012 net interest income of $5,770,000. The tax equivalent net interest margin for the quarter ended December 31, 2013 was 3.76% compared to 3.73% in the fourth quarter of 2012. The increase in net interest income and the net interest margin during the quarter ended December 31, 2013 compared with the fourth quarter of 2012 was attributable primarily to increased average loans outstanding.

Fair value accounting adjustments on acquired assets and liabilities contributed approximately 11 basis points on an annualized basis to the net interest margin in the fourth quarter of 2013 and 5 basis points in the fourth quarter of 2012.

During the quarter ended December 31, 2013, non-interest income totaled $1,671,000, an increase of $79,000 or 4.9%, compared with the quarter ended September 30, 2013, and a decrease of $150,000, or 8.2%, compared with the fourth quarter of 2012. The decrease for the quarter ended December 31, 2013 is attributed to a $443,000, or 57.3% decline in mortgage income as compared to the quarter ended December 31, 2012.

	Quarter Ended	Quarter Ended	Quarter Ended
Non-interest Income	12/31/13	09/30/13	12/31/12
(dollars in thousands)
Service Charges on Deposit Accounts	$617	$649	$515
Mortgage Income	330	454	773
Interchange Fee Income	479	472	381
Other Operating Income	245	17	152
Total Non-interest Income	$1,671	$1,592	$1,821

During the quarter ended December 31, 2013, non-interest expense totaled $7,308,000, a decrease of $322,000, or 4.2%, compared with the quarter ended September 30, 2013, and an increase of $1,517,000, or 26.2%, compared with the fourth quarter of 2012.

	Quarter Ended	Quarter Ended	Quarter Ended
Non-interest Expense	12/31/13	09/30/13	12/31/12
(dollars in thousands)
Salaries and Employee Benefits	$3,932	$4,010	$2,992
Occupancy, Furniture and Equipment Expense	1,057	802	830
FDIC Premiums	231	181	182
Professional Fees	375	618	291
Advertising and Promotion	160	98	111
Intangible Amortization	94	94	77
Other Operating Expenses	1,459	1,827	1,308
Total Non-interest Expense	$7,308	$7,630	$5,791

Total non-interest expense increases are primarily related to increases in operating costs associated with the acquisition of First National Bank of Baldwin County on April 30, 2013. One-time acquisition costs expensed during the fourth quarter of 2013 amounted to $30,000 and one-time acquisition costs expensed during 2013 amounted to $1,439,000.

About The First Bancshares, Inc.

The First Bancshares, Inc., headquartered in Hattiesburg, Mississippi, is the parent company of The First, A National Banking Association. Founded in 1996, the First has operations in south Mississippi, Louisiana and south Alabama. The Company’s stock is traded on NASDAQ Global Market under the symbol FBMS. Information is available on the Company’s website: www.thefirstbank.com.

Forward Looking Statement

This news release contains statements regarding the projected performance of The First Bancshares, Inc. and its subsidiary. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the combined Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information on The First Bancshares, Inc. is available in its filings with the Securities and Exchange Commission, available at the SEC’s website, http://www.sec.gov.

THE FIRST BANCSHARES, INC.
(unaudited, dollars in thousands except per shares data)

Consolidated Balance Sheets
	Dec 31, 2013	Sept 30, 2013	Dec 31, 2012
ASSETS
Cash and Due from Banks	$24,080	$26,110	$20,225
Federal funds sold	967	1,328	1,064
Interest-bearing deposits with banks	14,205	24,326	9,588
Investment Securities	258,023	264,883	226,301
Loans held for sale	3,680	1,399	5,585
Loans, Net of Unearned Income	579,623	571,114	408,112
Allowance for Loan Losses	(5,728)	(5,672)	(4,727)
Net Loans	573,895	565,442	403,385
Premises and Equipment	31,532	32,551	22,243
Other Real Estate Owned	5,010	5,292	6,782
Goodwill	10,621	10,621	9,362
Other Assets	18,877	19,943	16,850
TOTAL ASSETS	$940,890	$951,895	$721,385
LIABILITIES
Non-interest-bearing Demand Deposits	$173,794	$169,001	$109,625
Interest-bearing Accounts	403,190	434,449	326,066
Time Deposits	202,987	210,515	160,936
Total Deposits	779,971	813,965	596,627
Borrowings	52,000	30,000	36,771
Subordinated Debentures	10,310	10,310	10,310
Other Liabilities	13,501	13,860	11,792
TOTAL LIABILITIES	855,782	868,135	655,500
STOCKHOLDER’S EQUITY
Preferred Stock	17,103	17,082	17,021
Common Stock	5,123	5,134	3,134
Surplus	42,086	41,994	23,711
Retained Earnings	22,509	21,305	19,951
Accumulated Other Comprehensive Income (Loss)	(1,249)	(1,291)	2,533
Treasury Stock	(464)	(464)	(464)
TOTAL STOCKHOLDERS’ EQUITY	85,108	83,760	65,885
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$940,890	$951,895	$721,385
END OF PERIOD SHARES OUTSTANDING	5,096,447	5,107,131	3,107,102
TANGIBLE BOOK VALUE PER SHARE	$10.73	$10.43	$11.96

THE FIRST BANCSHARES, INC.
(unaudited, dollars in thousands except per share data)
Consolidated Statements of Income
	Three Months Ended		Twelve Months Ended
	Dec 31, 2013	Dec 31, 2012	Dec 31, 2013	Dec 31, 2012
INTEREST INCOME
Interest and Fees on Loans	$6,971	$5,401	$25,736	$21,412
Interest and Dividends on Securities	1,430	1,187	5,502	4,868
Interest on Fed Funds Sold	10	9	80	51
TOTAL INTEREST INCOME	8,411	6,597	31,318	26,331
INTEREST EXPENSE
Interest on Deposits	476	627	2,300	3,067
Interest on Borrowings	169	200	617	1,070
TOTAL INTEREST EXPENSE	645	827	2,917	4,137
NET INTEREST INCOME	7,766	5,770	28,401	22,194
Provision for Loan Losses	59	484	1,079	1,228
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	7,707	5,286	27,322	20,966

NON-INTEREST INCOME	1,671	1,821	7,083	6,324
NON-INTEREST EXPENSE	7,308	5,791	28,162	22,164
Income before Income Taxes	2,070	1,316	6,243	5,126
Income Taxes	572	148	1,604	1,078
NET INCOME	1,498	1,168	4,639	4,048
Preferred Stock Accretion & Dividends	106	106	424	424
NET INCOME AVAILABLE TO COMMON STOCKHOLDERS	$1,392	$1,062	$4,215	$3,624
BASIC EARNINGS PER SHARE	$0.27	$0.34	$0.98	$1.17
DILUTED EARNINGS PER SHARE	$0.27	$0.34	$0.96	$1.16
WEIGHTED AVG SHARES OUTSTANDING	5,102,644	3,108,573	4,319,485	3,101,411
DILUTED WEIGHTED AVG SHS OUTSTANDING	5,156,089	3,132,429	4,372,930	3,125,267

THE FIRST BANCSHARES, INC.
(unaudited, dollars in thousands except per share data)

	Three Months Ended		Twelve Months Ended
	Dec 31, 2013	Dec 31, 2012	Dec 31, 2013	Dec 31, 2012
EARNINGS PERFORMANCE RATIOS
Annualized Return on Average Assets	0.59%	0.58%	0.45%	0.51%
Annualized Return on Average Assets(1)	0.60%	0.58%	0.52%	0.51%
Annualized Return on Average Equity	6.73%	6.47%	4.95%	5.77%
Annualized Return on Average Equity(1)	6.84%	6.47%	5.73%	5.77%
Net Interest Margin	3.76%	3.73%	3.44%	3.63%
Efficiency Ratio(2)	75.18%	73.72%	76.98%	74.96%
Efficiency Ratio(1)(2)	74.87%	73.72%	73.88%	74.96%
Net Overhead Expense to Average Earning Assets(3)	2.63%	2.45%	2.46%	2.47%
Net Overhead Expense to Average Earning Assets(1)(3)	2.62%	2.45%	2.34%	2.47%

ASSET QUALITY RATIOS
Annualized Net Charge-offs to Average Loans	0.00%	0.16%	0.01%	0.26%
Allowance for Loan Losses to Period End Loans	0.98%	1.14%
Non-performing Assets to Period End Assets	1.09%	1.73%
Non-performing Loans to Period End Loans	0.57%	0.91%
Loans 30-89 Days Past Due to Period End Loans	0.95%	1.12%

SELECTED BALANCE SHEET & OTHER FINANCIAL DATA
Average Assets	$937,584	$729,524	$941,742	$714,953
Average Earning Assets	$857,034	$647,904	$857,405	$640,898
Average Total Loans	$575,310	$405,008	$583,200	$388,097
Average Demand Deposits	$121,835	$75,398	$116,289	$73,584
Average Interest Bearing Liabilities	$720,668	$579,326	$728,322	$572,351
Average Equity	$82,727	$65,629	$85,081	$62,778

Period End Non-performing Assets	$10,300	$12,479
Period End Non-performing Loans	$3,340	$3,747
Period End Loans 30-89 Days Past Due	$5,553	$4,644

Tax Equivalent Net Interest Income	$8,050	$6,034	$29,502	$23,245
Net Charge-offs during Period	$0	$157	$75	$1,012

(1) Excludes merger related costs and one-time items
(2) Efficiency Ratio is defined as Non-interest Expense divided by the sum of Net Interest Income, on a tax equivalent basis, and Non-Interest Income
(3) Net Overhead Expense is defined as Total Non-interest Expense less Total Non-interest income

CONTACT:
The First Bancshares, Inc.
M. Ray “Hoppy” Cole, 601-268-8998
Chief Executive Officer
or
Dee Dee Lowery, 601-268-8998
Chief Financial Officer